Star Mountain Resources Brings 30-Year Mining Industry Veteran On As President/COO

Star Mountain Resources, Inc. names Mark Osterberg Ph.D. new President and COO

Tempe, Arizona, – February 17, 2015 – Star Mountain Resources, Inc. (“SMRS” or the “Company”) (OTCQB:SMRS) is pleased to announce the appointment of Dr. Mark Osterberg as its new President and Chief Operating Officer effective March 1, 2015. Mr. Osterberg is a 30-year veteran of the mining industry with wide-ranging expertise and an accomplished track record.

Dr. Osterberg commented on his new position, “When Star Mountain first brought me on as a consulting geologist, I was very excited. Looking at the historical data, I saw the potential of the Chopar project, and knowing the rest of the management team, I knew there was a level of financial know-how on hand that many juniors aren’t fortunate enough to possess. So when they asked me if I’d come on to run the day-to-day operations, it didn’t take me too long to give them my answer...a resounding yes.”

CEO Joseph Marchal commented, “Having Mark’s geological expertise on board full-time is such a blessing for the company. Mark’s been in the mining business for over 30 years. He knows what works and what doesn’t. Mark spent time working for the world’s largest mining company, BHP Billiton, and he also helps educate up and coming mining professionals through the Mining Institute. Most importantly, it lets me focus on the financial end, knowing that the operations are in good hands.”

Osterberg commented on Star Mountain’s immediate future, “Once I come on full time March 1st, we’re going to get to work on the Chopar project, we’re also going to begin looking at a few other opportunities to explore in conjunction with Chopar and hopefully add value by diversifying our interests.” Dr. Osterberg further noted, “What we really want to bring our investors is a level of transparency never before seen in the junior mining industry. So if you’re interested in seeing how a junior miner goes from testing to drilling and all the steps in between I highly recommend you begin following us on social media and subscribe to our You Tube channel. We’re going to be giving investors a behind the scenes look at the junior mining process through a new video series set to launch shortly after we commence operations.”

About Star Mountain Resources, Inc.

Star Mountain Resources, Inc. (SMRS) is a precious metals mining company. Our strategy is to discover, acquire, develop, and operate low-cost mining operations that will produce long-term cash flow, provide opportunities for growth through continued exploration, and generate superior and sustainable returns for our stakeholders. Our operations are focused on the initiation, production, and expansion of our acquired mineral resources in the Star Mountain Mining District, Beaver County, Utah and turning them into producing assets.

http://starmountainresources.com

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About the Star Mountain/ Chopar Project

The Star Mountain/Chopar Mine project consists of 116 lode-mining claims and four metalliferous mineral lease sections currently held by Star Mountain Resources, Inc. located in the Star Mountain range, Star Mining District, in Beaver County, Utah, approximately five miles west of Milford, Utah. The Star Mountain project area comprises 2,320 acres. Exploration to date includes geological analysis, and a limited reverse circulation & core drilling program.

About Star Mining District

The Star Mining District is located in the Star Range of southwestern Utah, approximately 200 miles south-southwest of Salt Lake City. Southern Utah is a very favorable jurisdiction for permitting and operating mines. In particular, the Star Mining District lies near rail lines and roads with access to national and international goods and products. The climate is mild and amenable to any mining methodology. The operations of other mining operations companies immediately adjacent to the project area are proof that small scale, open pit mining operations may be successfully permitted and operated in Beaver County.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.